EXHIBIT 99.1

UPDATE -- Xenith Bankshares, Inc. Reports Third Quarter and Year-to-Date 2015 Results

Double-Digit Growth in Target Markets

RICHMOND, Va., Nov. 5, 2015 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the three and nine months ended September 30, 2015.

Xenith Bankshares reported net income of $928 thousand, or $0.07 per common share, for the third quarter of 2015 compared to $657 thousand, or $0.05 per common share, in the third quarter of 2014 and net income of $823 thousand, or $0.06 per common share, in the second quarter of 2015. Net income in the third quarter of 2014 included $566 thousand of pre-tax costs ($0.031 per common share, after tax) related to the merger with Colonial Virginia Bank ("CVB"), which was effective on June 30, 2014.

The company reported $2.7 million of net income, or $0.20 per common share, for the nine months ended September 30, 2015 compared to net income of $707 thousand, or $0.06 per common share, in the nine months ended September 30, 2014. Net income in the 2014 period included $1.2 million of pre-tax merger-related costs ($0.101 per diluted common share, after tax). Additionally, as previously reported, in the 2014 nine-month period, the company incurred a $205 thousand fraud loss on an ACH transaction, of which $155 thousand was recovered through insurance in the fourth quarter of 2014.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "While the last four quarters show modest total loan growth, there is more to the story. Gross loans excluding our participation in two alternative asset classes, mortgage warehouse lending and guaranteed student loans, increased $61.0 million, or 10.3%, since the end of third quarter 2014. Over the last four quarters, guaranteed student loans have declined $28.6 million and mortgage warehouse loans have declined $16.2 million. Over this same period, I am pleased that our core growth in commercial and industrial loans (including owner-occupied real estate) and commercial real estate loans totaled $66.7 million, or 12.4%. As I commented last quarter, pricing competition remains fierce across all of our target markets. Notwithstanding, our loan pipeline remains healthy as we work to win customers on the merits of our value proposition and with acceptable risk and return characteristics. Also worth noting is that over the last twelve months, we have increased our available-for-sale investment portfolio by $37.3 million, which enhances current earnings. We have invested in high-quality municipal and CMBS securities and our total securities portfolio has a weighted average life of 7.3 years and a modified duration of 6.5. These investments complement our overall asset-sensitive balance sheet. The majority of Xenith's loan portfolio is floating rate and this expansion of the investment portfolio is a hedge that rates remain low for an extended period of time. As of September 30, 2015, total securities represented 12.5% of our assets."

Third Quarter and Year-to-date 2015 Highlights

  Income before income tax in the three months ended September 30, 2015 was $1.3 million compared to pre-tax income of $1.0 million in the same period of 2014 and pre-tax income of $1.2 million in the three months ended June 30, 2015. Pre-tax income in the 2014 period included CVB merger-related costs, as noted above.
  Income before income tax for the nine months ended September 30, 2015 was $3.7 million compared to $1.3 million in the same period of 2014. Pre-tax income in the 2014 period included CVB merger-related costs and a fraud loss, as noted above.
  Net interest income in the three months ended September 30, 2015 was $7.5 million compared to $8.1 million in the same period of 2014 and $7.3 million in the three months ended June 30, 2015. Accretion of acquired loan discounts in the three months ended September 30, 2015 was $338 thousand compared to $1.3 million in the same period of 2014 and $359 thousand in the three months ended June 30, 2015.
  Net loans were $753.5 million at September 30, 2015 compared to $744.6 million at December 31, 2014. Net loans at September 30, 2015 reflected an anticipated decline of $10.4 million in guaranteed student loan balances from December 31, 2014. Net loans at September 30, 2015 increased $14.7 million from September 30, 2014, which includes a decline of $28.6 million in guaranteed student loan balances and $16.2 million in mortgage warehouse balances.
  Average interest-earning assets in the three and nine months ended September 30, 2015 were $939.9 million and $913.1 million, respectively, an increase of 13% and 27%, respectively, from the same periods of 2014. Average interest-earning assets in the 2014 nine-month period included those acquired in the CVB merger from the effective date of the transaction.
  Total assets at September 30, 2015 were $971.0 million compared to $918.1 million at December 31, 2014. Total assets at September 30, 2015 increased $60.8 million from total assets at September 30, 2014.
  Total deposits at September 30, 2015 were $824.5 million compared to $772.9 million at December 31, 2014 and $766.5 million at September 30, 2014.
  Asset quality and coverage for loan and lease losses remained strong at September 30, 2015 with ratios of nonperforming assets to total assets of 0.79%, nonperforming assets to total loans of 1.01%, and allowance for loan and lease losses to nonaccrual loans of 104.70%.
  Net charge-offs as a percentage of average loans were 0.09% for the nine months ended September 30, 2015 compared to 0.33% for the year ended December 31, 2014. Net charge-offs in the nine-month period of 2015 and full-year 2014 were affected by the charge-off of a portion of the unguaranteed portion of guaranteed student loans.
  The company's combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.13%, a Tier 1 Leverage Ratio of 8.78%, a Tier 1 Risk-Based Capital Ratio of 10.13%, and a Total Risk-Based Capital Ratio of 11.98% at September 30, 2015. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 12.15%, a Tier 1 Leverage Ratio of 10.53%, a Tier 1 Risk-Based Capital Ratio of 12.15%, and a Total Risk-Based Capital Ratio of 13.03%.

Layfield commented: "Despite a tough operating and interest rate environment, I am pleased to say that net interest income plus noninterest income expanded nearly 14% during the first three quarters of this year when compared to the same period in 2014."

Operating Results

Third Quarter 2015 compared to Third Quarter 2014

Total interest income for the three months ended September 30, 2015 was $9.2 million compared to $9.4 million for the three months ended September 30, 2014. For the three-month period of 2015, total interest income reflected average interest-earning assets of $939.9 million compared to $833.4 million in interest-earning assets in the same period of 2014. Asset yields in the 2015 period were 3.97% compared to yields of 4.52% in the 2014 period. The decline in asset yields was primarily due to higher accretion from purchased loans in the 2014 period and higher average balances of loans from the company's participation in a mortgage warehouse lending program in the 2015 period, which have lower yields than other loan categories, partially offset by higher average balances of and tax-equivalent yields on the company's investment portfolio in the 2015 period. Accretion from acquired loans was $338 thousand in the third quarter of 2015 compared to $1.3 million in the third quarter of 2014, which included accretion income related to the resolution of a loan acquired in a 2011 acquisition.

Total interest expense for the three months ended September 30, 2015 was $1.7 million compared to $1.3 million for the three months ended September 30, 2014. Average interest-bearing liabilities in the three-month period of 2015 increased to $750.2 million from $671.7 million in the same period of 2014. The cost of total liabilities was 0.91% and 0.77% for the three-month periods ended September 30, 2015 and 2014, respectively. The higher cost of liabilities in the 2015 period is primarily due to the cost related to the previously-reported issuance and sale of the company's $8.5 million aggregate principal amount of subordinated notes due 2025 in the second quarter of 2015 and the cost related to the company's senior term loan ($11.3 million outstanding at September 30, 2015).

Net interest margin in third quarter 2015 was 3.25% compared to 3.90% in third quarter 2014. Net interest margin excluding accretion was 3.10% in the third quarter of 2015, down from 3.29% in the third quarter of 2014.

Net interest income after provision for loan and lease losses was $7.2 million for the three months ended September 30, 2015 compared to $6.6 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $343 thousand in loan and lease loss provision expense compared to $1.6 million of provision expense in the 2014 period. Lower provision expense in the 2015 period was primarily due to $1.1 million of provision for loan and lease losses recorded in the third quarter of 2014, a portion of which related to past due loans in the company's guaranteed student loan portfolio, which were deemed to have a high probability of loss as to the unguaranteed portion.

Total noninterest income was $104 thousand in the third quarter of 2015 compared to $357 thousand in the third quarter of 2014. Noninterest income in third quarter 2015 included net losses on the sale and write-down of other real estate owned ($95 thousand) and on sales of securities ($23 thousand). Earnings from bank owned life insurance increased in the 2015 period due to an additional investment in the second quarter of the year. Other non-interest income decreased in the 2015 period primarily reflecting the valuation of the company's customer-related derivatives and rabbi trust assets.

Noninterest expense in the third quarter of 2015 was $6.0 million compared to $5.9 million in the third quarter of 2014. Noninterest expense in the third quarter of 2014 included $566 thousand of costs related to the CVB merger, primarily recorded in compensation and benefits, technology and data processing, and professional fees. Greater noninterest expense in the 2015 period was primarily due to the addition of relationship managers and supporting personnel, the addition of regulatory compliance personnel, management incentive charges for which there were no comparable amounts in the 2014 period, and costs incurred in connection with the renegotiation of the company's core processing service contract.

First Nine Months of 2015 compared to First Nine Months of 2014

Total interest income for the nine months ended September 30, 2015 and 2014 was $26.8 million and $22.4 million, respectively. For the nine months ending September 30, 2015, total interest income reflected average interest-earning assets of $913.1 million compared to $719.3 million in interest-earning assets in the same period of 2014. Average interest-earning assets in 2015 include assets acquired in the CVB merger for the entire period. Asset yields were 3.96% and 4.16% in the nine months ended September 30, 2015 and 2014, respectively. Asset yields in the 2015 period were negatively affected by lower accretion and higher average balances of cash and mortgage warehouse loans, while yields in this same period were positively affected by higher average balances of and tax-equivalent yields on investments. Accretion from acquired loans decreased to $1.2 million in the first nine months of 2015 from $1.5 million in the same period of 2014.

Total interest expense for the nine months ended September 30, 2015 and 2014 was $4.7 million and $3.1 million, respectively. Average interest-bearing liabilities in the nine-month period of 2015 increased to $721.5 million from $563.6 million in the 2014 period. Average deposit balances in the 2015 period include those acquired in the CVB merger for the entire period. The cost of total liabilities was 0.87% and 0.74% in the nine months ended September 30, 2015 and 2014, respectively. The higher cost of liabilities in the 2015 period is primarily due to the costs related to the company's subordinated notes and senior term loan.

Net interest margin for the nine months ended September 30, 2015 was 3.27% compared to 3.59% for the same period of 2014. Net interest margin excluding accretion was 3.09% in the nine months ended September 30, 2015, down from 3.30% in the same period of 2014.

Net interest income after provision for loan and lease losses was $20.5 million for the nine months ended September 30, 2015 compared to $16.9 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $1.6 million in loan and lease provision expense compared to $2.4 million of provision expense in the 2014 period. Lower provision for loan and lease losses in the 2015 period was primarily the result of greater provision expense in the 2014 period for expected losses on the company's guaranteed student loan portfolio.

Total noninterest income was $928 thousand in the nine months ended September 30, 2015 compared to $938 thousand in the nine months ended September 30, 2014. Noninterest income in the 2015 period included higher service charges from treasury services, which increased 11%, and higher earnings from bank owned life insurance, offset by lower other income, which includes losses due to the valuation of customer-related derivatives and rabbi trust assets.

Noninterest expense in the nine months ended September 30, 2015 was $17.7 million compared to $16.6 million in the same period of 2014. Noninterest expense in the 2014 period included $1.2 million of CVB merger-related costs. Greater noninterest expense in the 2015 period included costs associated with the addition of relationship managers and supporting personnel, the addition of regulatory compliance personnel, management incentive charges for which there were no comparable amounts in the 2014 period, and costs incurred by the company in connection with the renegotiation of the company's core processing service contract.

Third Quarter 2015 compared to Second Quarter 2015

Total interest income for the three months ended September 30, 2015 and June 30, 2015 was $9.2 million and $8.9 million, respectively. For the third quarter of 2015, total interest income reflected average interest-earning assets of $939.9 million compared to $922.3 million in interest-earning assets in the second quarter of 2015. Asset yields were 3.97% in the third quarter of 2015 compared to asset yields of 3.89% in the second quarter of 2015. Accretion from acquired loans was $338 thousand and $359 thousand in the third and second quarter periods of 2015, respectively.

Total interest expense for the three months ended September 30, 2015 and June 30, 2015 was $1.7 million and $1.5 million, respectively. Average interest-bearing liabilities in the third quarter of 2015 increased to $750.2 million from $716.9 million in the second quarter period. The cost of total liabilities was 0.91% and 0.85% in the third and second quarter periods of 2015, respectively.

Net interest margin in the third of quarter 2015 was 3.25% compared to 3.23% in the second quarter of 2015. Net interest margin excluding accretion was 3.10% in the third quarter of 2015 compared to 3.08% in the second quarter of 2015.

Net interest income after provision for loan and lease losses was $7.2 million for the three months ended September 30, 2015 compared to $6.6 million in the three months ended June 30, 2015. Net interest income after provision in the third quarter of 2015 reflected $343 thousand in loan and lease loss provision, while net interest income after provision in the second quarter of 2015 included $700 thousand in provision expense. Lower provision expense in the third quarter of 2015 was primarily the result of the decrease in specific reserves for and upgrades in risk ratings on certain loans.

Total noninterest income was $104 thousand in the third quarter of 2015 compared to $411 thousand in the second quarter of 2015. Noninterest income in the third quarter of 2015 reflected losses on sales and write-down of other real estate owned and on sales of securities, as well as losses on the valuation of customer-related derivatives and rabbi trust assets.

Noninterest expense in the third quarter of 2015 was $6.0 million compared to $5.9 million in the second quarter of 2015.

Balance Sheet

Loans after allowance for loan and lease losses grew to $753.5 million at September 30, 2015 from $744.6 million at December 31, 2014. Net loan balances at September 30, 2015 included $61.4 million of guaranteed student loans, a decrease of $10.4 million from December 31, 2014 and a decrease of $32.6 million since December 31, 2013, the first year the company invested in the asset class.

Securities available for sale were $112.0 million at September 30, 2015 compared to $64.3 million at December 31, 2014. Securities held to maturity were $9.3 million at September 30, 2015 and at December 31, 2014. Total securities as a percentage of the company's total assets were 12.5% at September 30, 2015.

Total assets were $971.0 million at September 30, 2015 compared to $918.1 million at December 31, 2014. Total deposits were $824.5 million at September 30, 2015 compared to $772.9 million at December 31, 2014.

Asset and Credit Quality

At September 30, 2015, the ratio of nonperforming assets to total assets was 0.79%, the ratio of nonperforming assets to total loans was 1.01%, and the ratio of the company's allowance for loan and lease losses (ALLL) to nonaccrual loans was 104.70%. Net charge-offs as a percentage of average loans were 0.09% for the nine months ended September 30, 2015, which includes the charge-off of the unguaranteed portion of the company's guaranteed student loans that were more than 120 days past due and were deemed to have a high probability of default. The company's ALLL as a percentage of total loans was 0.93% at September 30, 2015, and this measure excluding guaranteed student loans was 1.00%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the company's mortgage warehouse lending program. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.55%1 as of September 30, 2015.

Capital and Shareholder Value Measures

The company's combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.13%, a Tier 1 Leverage Ratio of 8.78%, a Tier 1 Risk-Based Capital Ratio of 10.13%, and a Total Risk-Based Capital Ratio of 11.98% at September 30, 2015. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 12.15%, a Tier 1 Leverage Ratio of 10.53%, a Tier 1 Risk-Based Capital Ratio of 12.15%, and a Total Risk-Based Capital Ratio of 13.03% at September 30, 2015.

Total shareholders' equity was $100.8 million at September 30, 2015 compared to $106.2 million at December 31, 2014. The decrease in equity was primarily the result of the previously-reported redemption of 8,381 shares of preferred stock in the second quarter of 2015, which the company had issued and sold to the U.S. Treasury pursuant to the Small Business Lending Fund program, and an increase in accumulated other comprehensive loss, partially offset by net income for the period. During the second quarter of 2015, the company issued and sold $8.5 million aggregate principal amount of its 6.75% subordinated notes due 2025, substantially all of the proceeds of which were used to fund the preferred stock redemption. These transactions had no effect on the bank regulatory capital of Xenith Bank. Tangible book value at September 30, 2015 was $6.541 per share of common stock compared to $6.321 at December 31, 2014. Return on average assets was 0.37% for third quarter 2015 compared to 0.33% for second quarter 2015. Return on average common equity was 3.72% for second quarter 2015 compared to 3.32% for second quarter 2015.

Outlook

Layfield concluded: "There is no question about the challenges banks face in the marketplace today. Certainly in my career, I cannot recall another time when the confluence of events, particularly the uncertain economic recovery and the increased regulatory demands have conspired in such a way as to make the operating environment for banking so tough. Certainly, the almost complete absence of new bank formation and the pressure for consolidation is evidence of this environment. In spite of these conditions, we are making substantive progress and there is considerable operating leverage in our business model. While we would like to grow at a faster rate, we will not push growth by taking risks for which we do not get adequately compensated. While the market is challenging, we expect to continue to grow at rates above market peers and we remain committed to pursuing all avenues that can accelerate our path to greater scale to drive returns. As I said last quarter, we remain impatient. While we are not yet generating the earnings necessary for top-tier performance, striking the right balance between impatience and prudence is imperative."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 30, 2015, the company had total assets of $971.0 million, total deposits of $824.5 million, and total shareholders' equity of $100.8 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Newport News, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission (SEC), including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 6, 2015. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

	(Unaudited)
(in thousands, except share data)	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents
Cash and due from banks	$ 22,550	$ 34,666
Federal funds sold	4,199	4,533
Total cash and cash equivalents	26,749	39,199
Securities available for sale, at fair value	112,041	64,341
Securities held to maturity, at amortized cost (fair value: 2015 -- $9,923; 2014 -- $9,683)	9,272	9,279
Loans, net of allowance for loan and lease losses, 2015 -- $7,064; 2014 -- $6,247	753,466	744,626
Premises and equipment, net	7,672	8,010
Other real estate owned, net	932	1,140
Goodwill and other intangible assets, net	15,800	16,143
Accrued interest receivable	4,068	3,498
Deferred tax asset	6,731	6,343
Bank owned life insurance	19,466	14,106
Other assets	14,791	11,367
Total assets	$ 970,988	$ 918,052
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 513,641	$ 465,253
Savings	10,713	10,108
Time	300,169	297,550
Total deposits	824,523	772,911
Accrued interest payable	413	276
Borrowed funds	37,050	32,000
Supplemental executive retirement plan	2,242	2,295
Other liabilities	5,988	4,349
Total liabilities	870,216	811,831
Shareholders' equity
Preferred stock, $1.00 par value, 25,000,000 shares authorized as of September 30, 2015 and December 31, 2014; no shares issued and outstanding as of September 30, 2015 and 8,381 ($1,000 liquidation value) shares issued and outstanding as of December 31, 2014	--	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of September 30, 2015 and December 31, 2014; 12,989,222 shares issued and outstanding as of September 30, 2015 and 12,929,834 shares issued and outstanding as of December 31, 2014	12,989	12,930
Additional paid-in capital	86,482	86,016
Retained earnings (accumulated deficit)	2,070	(560)
Accumulated other comprehensive loss, net of tax	(769)	(546)
Total shareholders' equity	100,772	106,221
Total liabilities and shareholders' equity	$ 970,988	$ 918,052

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited)

(in thousands, except per share data)	September 30, 2015	September 30, 2014
Interest income
Interest and fees on loans	$ 8,405	$ 8,891
Interest on securities	707	422
Interest on federal funds sold and deposits in other banks	113	89
Total interest income	9,225	9,402
Interest expense
Interest on deposits	885	784
Interest on time certificates of $100,000 and over	454	412
Interest on federal funds purchased and borrowed funds	366	95
Total interest expense	1,705	1,291
Net interest income	7,520	8,111
Provision for loan and lease losses	343	1,560
Net interest income after provision for loan and lease losses	7,177	6,551
Noninterest income
Service charges on deposit accounts	155	157
Net loss on sale and write-down of other real estate owned	(95)	--
(Loss) gain on sales of securities	(23)	17
Bargain purchase gain	--	10
Loss on the write-down of equipment and other assets	--	(17)
Increase in cash surrender value of bank owned life insurance	141	98
Other (loss) income	(74)	92
Total noninterest income	104	357
Noninterest expense
Compensation and benefits	3,350	3,249
Occupancy	418	435
FDIC insurance	182	128
Bank franchise taxes	246	221
Technology and data processing	568	690
Communications	92	98
Insurance	93	74
Professional fees	313	257
Amortization of intangible assets	114	114
Guaranteed student loan servicing	109	152
Other	542	486
Total noninterest expense	6,027	5,904
Income before income tax	1,254	1,004
Income tax expense	326	347
Net income	928	657
Preferred stock dividend	--	(21)
Net income available to common shareholders	$ 928	$ 636
Earnings per common share (basic and diluted):	$ 0.07	$ 0.05

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited)

(in thousands, except per share data)	September 30, 2015	September 30, 2014
Interest income
Interest and fees on loans	$ 24,773	$ 21,073
Interest on securities	1,715	1,148
Interest on federal funds sold and deposits in other banks	331	223
Total interest income	26,819	22,444
Interest expense
Interest on deposits	2,538	1,776
Interest on time certificates of $100,000 and over	1,362	1,052
Interest on federal funds purchased and borrowed funds	796	291
Total interest expense	4,696	3,119
Net interest income	22,123	19,325
Provision for loan and lease losses	1,608	2,390
Net interest income after provision for loan and lease losses	20,515	16,935
Noninterest income
Service charges on deposit accounts	464	419
Net loss on sale and write-down of other real estate owned	(95)	(39)
Gain on sales of securities	58	39
Bargain purchase gain	--	42
Loss on the write-down of equipment and other assets	--	(17)
Increase in cash surrender value of bank owned life insurance	360	258
Other income	141	236
Total noninterest income	928	938
Noninterest expense
Compensation and benefits	9,837	8,856
Occupancy	1,219	1,154
FDIC insurance	539	368
Bank franchise taxes	738	602
Technology and data processing	1,740	1,652
Communications	293	254
Insurance	279	218
Professional fees	925	1,165
Amortization of intangible assets	343	297
Guaranteed student loan servicing	336	476
Other	1,484	1,560
Total noninterest expense	17,733	16,602
Income before income tax	3,710	1,271
Income tax expense	1,038	564
Net income	2,672	707
Preferred stock dividend	(42)	(63)
Net income available to common shareholders	$ 2,630	$ 644
Earnings per common share (basic and diluted):	$ 0.20	$ 0.06

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE RATIOS
	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014	2014
Net interest margin (1)	3.25%	3.23%	3.38%	3.35%	3.90%	3.52%
Return on average assets (2)	0.37%	0.33%	0.39%	0.25%	0.29%	0.16%
Return on average common equity (3)	3.72%	3.32%	3.73%	2.34%	2.86%	1.46%
Efficiency ratio (4)	79%	76%	76%	80%	70%	81%
Net income	$ 928	823	921	575	657	1,282
Earnings per common share (basic and diluted)	$ 0.07	0.06	0.07	0.04	0.05	0.10
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Net charge-offs as a percentage of average loans	0.09%	0.07%	0.04%	0.33%	0.32%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.93%	0.89%	0.85%	0.83%	0.75%
ALLL as a percentage of loans excluding guaranteed student loans (2)	1.00%	0.97%	0.92%	0.90%	0.84%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.55%	1.56%	1.58%	1.63%	1.60%
ALLL to nonaccrual loans (1)	104.70%	100.01%	82.78%	84.68%	80.37%
Nonperforming assets as a percentage of loans	1.01%	1.04%	1.18%	1.13%	1.10%
Nonperforming assets as a percentage of total assets	0.79%	0.81%	0.90%	0.93%	0.90%
Troubled debt restructurings	$ 7,929	7,387	5,031	5,033	2,434
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL, excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Common Equity Tier 1 capital ratio - Consolidated	10.13%	10.11%	10.23%	N/A	N/A
Common Equity Tier 1 capital ratio - Bank only	12.15%	12.12%	11.34%	N/A	N/A
Tier 1 leverage ratio - Consolidated	8.78%	8.86%	10.11%	9.34%	9.69%
Tier 1 leverage ratio - Bank only	10.53%	10.64%	11.04%	10.30%	10.68%
Tier 1 risk-based capital ratio - Consolidated	10.13%	10.11%	11.23%	11.00%	11.31%
Tier 1 risk-based capital ratio - Bank only	12.15%	12.12%	12.24%	12.15%	12.47%
Total risk-based capital ratio - Consolidated	11.98%	11.96%	12.00%	11.85%	12.11%
Total risk-based capital ratio - Bank only	13.03%	12.98%	13.02%	13.00%	13.27%
Book value per common share (1)	$ 7.76	7.59	7.60	7.57	7.53
Tangible book value per common share (2)	$ 6.54	6.37	6.37	6.32	6.27
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(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014	2014
Total assets	$ 1,009,981	989,210	940,892	938,765	900,537	813,525
Average interest-earning assets	$ 939,945	922,313	876,328	868,236	833,414	756,810
Loans, net of allowance for loan and lease losses	$ 758,972	749,294	743,829	735,427	697,652	639,749
Total deposits	$ 862,050	841,630	794,197	792,481	771,806	685,500
Shareholders' equity	$ 99,888	107,484	107,044	106,583	100,334	96,318
Common shareholders' equity	$ 99,888	99,195	98,663	98,202	91,953	87,937
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(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Total assets	$ 970,988	993,073	992,737	918,052	910,162
Loans, net of allowance for loan and lease losses	$ 753,466	761,140	750,957	744,626	738,809
Total deposits	$ 824,523	847,605	843,399	772,911	766,524
Shareholders' equity	$ 100,772	98,715	107,096	106,221	105,684
Common shareholders' equity	$ 100,772	98,715	98,715	97,840	97,303

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended			Year to Date
	September 30,	September 30,		September 30,	September 30,
Earnings per share effect of merger-related costs	2015	2014		2015	2014
Net income available to common shareholders	$ 928	636		2,630	644
Add: merger-related costs, net of tax (1)	$ --	374		--	1,199
Net income available to common shareholders excluding merger-related costs	$ 928	1,010		2,630	1,843
Weighted average shares outstanding, basic	13,143	12,124		13,119	11,037
Weighted average shares outstanding, diluted	13,344	12,311		13,306	11,183
Earnings per common share excluding merger-related costs (basic)	$ 0.07	0.08		$ 0.20	0.17
Earnings per common share excluding merger-related costs (diluted)	$ 0.07	0.08		$ 0.20	0.16
Earnings per common share (basic and diluted)	$ 0.07	0.05		$ 0.20	0.06
Earnings per common share effect of merger-related costs (basic)	N/A	0.03		N/A	0.11
Earnings per common share effect of merger-related costs (diluted)	N/A	0.03		N/A	0.10
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(1) 34% statutory tax rate which approximates the company's effective rate in 2014 excluding non-deductible merger-related costs.

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$ 7,064	6,849	6,443	6,247	5,569
Deduct: ALLL attributable to guaranteed student loans	$ 71	49	71	105	54
ALLL excluding amount attributable to guaranteed student loans	$ 6,993	6,800	6,372	6,142	5,515
Gross loans	$ 760,530	767,989	757,400	750,873	744,378
Deduct: Guaranteed student loans	$ 61,388	64,236	67,977	71,780	89,956
Gross loans, excluding guaranteed student loans	$ 699,142	703,753	689,423	679,093	654,422
ALLL as a percentage of gross loans, excluding guaranteed student loans	1.00%	0.97%	0.92%	0.90%	0.84%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$ 7,064	6,849	6,443	6,247	5,569
Add: Discounts (credit-related fair value adjustments) on acquired loans	$ 4,836	5,207	5,606	6,058	6,465
Total ALLL + discounts on acquired loans	$ 11,900	12,056	12,049	12,305	12,034
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$ 765,366	773,196	763,006	756,931	750,843
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.55%	1.56%	1.58%	1.63%	1.60%

Tangible book value per common share
Total shareholders' equity	$ 100,772	98,715	107,096	106,221	105,684
Deduct: Preferred stock	$ --	--	8,381	8,381	8,381
Common shareholders' equity	$ 100,772	98,715	98,715	97,840	97,303
Deduct: Goodwill and other intangible assets, net	$ 15,800	15,916	16,029	16,143	16,258
Tangible common shareholders' equity	$ 84,972	82,799	82,686	81,697	81,045
Common shares outstanding	12,989	12,998	12,990	12,930	12,924
Tangible book value per common share	$ 6.54	6.37	6.37	6.32	6.27
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Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures management uses to assess asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on consolidated balance sheets. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com